Exhibit 99.3

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Altimmune, Inc. (f/k/a PharmAthene, Inc.). The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to any such statement and any such amendment. The undersigned further agree that each party hereto is responsible for the timely filing of such statements and amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 8th day of May, 2017.

NOVARTIS BIOVENTURES LTD.

/s/ Simon Zivi
Name: Simon Zivi
Title: Chairman

/s/ Laurieann Chaikowsky
Name: Laurieann Chaikowsky
Title: Authorized Signatory

NOVARTIS AG

/s/ Simon Zivi
Name: Simon Zivi
Title: Authorized Signatory

/s/ Laurieann Chaikowsky
Name: Laurieann Chaikowsky Title: Authorized Signatory